Entergy
639 Loyola Avenue
New Orleans, LA  70113

News Release
Date:	Feb. 11, 2014

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports Fourth Quarter and Full Year Earnings

Strong Utility Industrial Sales Growth,
Rise in Entergy Wholesale Commodities 2014 Northeast Forward Power Prices Highlight the Quarter

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported fourth quarter 2013 as-reported earnings of $146.9 million, or 82 cents per share, compared with $296.3 million, or $1.66 per share, for fourth quarter 2012. On an operational basis, Entergy’s fourth quarter 2013 earnings were $179.3 million, or $1.00 per share, compared with $307.0 million, or $1.72 per share, in fourth quarter 2012. For the year, Entergy’s as-reported earnings were $711.9 million, or $3.99 per share, and operational earnings were $957.1 million, or $5.36 per share. These results compare with 2012 as-reported earnings of $846.7 million, or $4.76 per share, and operational earnings of $1.1 billion, or $6.23 per share. The period-over-period declines were due largely to income tax benefits recorded in 2012.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported Earnings	0.82	1.66	(0.84)	3.99	4.76	(0.77)
Less Special Items	(0.18)	(0.06)	(0.12)	(1.37)	(1.47)	0.10
Operational Earnings	1.00	1.72	(0.72)	5.36	6.23	(0.87)
                          *GAAP refers to United States generally accepted accounting principles.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Operational Earnings Highlights for Fourth Quarter 2013

•
Utility earnings were lower due primarily to higher income tax expense and higher expenses for non-fuel operation and maintenance, depreciation and other taxes, partially offset by an increase in net revenue.

•
Entergy Wholesale Commodities earnings increased, driven by a gain on sale, higher other income and lower income tax expense, partially offset by lower net revenue and higher non-fuel operation and maintenance and depreciation expenses.

•	Parent & Other results decreased due primarily to higher income tax expense.

“In the fourth quarter, we saw encouraging top-line results at the Utility from continued strong industrial sales growth,” said Leo Denault, Entergy’s chairman and chief executive officer. “Growth was driven by increased production from existing customers tied to favorable global economic conditions. We expect to see continued load growth in the future as facility expansions come on line. During the quarter, EWC saw a surge in spot and 2014 forward power prices for the Northeast. The hedging strategy we’ve employed over the past several years positioned us to participate in this price run-up, which will largely be reflected in 2014 results.

“On a full year basis, we delivered solid 2013 operational results that reflected productive investments for Utility customers and a trend toward tightening supply/demand fundamentals in the Northeast as well as upward movement of energy spot prices. Moreover, we executed on several strategic initiatives, such as joining the Midcontinent Independent System Operator, Inc., reducing our cost structure and improving productivity across our businesses and making portfolio changes at EWC consistent with our strategy.”

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Other Business Highlights

•	Entergy operating companies successfully completed integration of their transmission systems into the MISO regional transmission organization.
•	The Louisiana Public Service Commission approved a settlement resolving outstanding rate cases for Entergy Louisiana, LLC and Entergy Gulf States Louisiana, L.L.C.
•	The Arkansas Public Service Commission issued a decision on Entergy Arkansas, Inc.’s rate case and EAI has requested rehearing of the Commission’s order.
•	EGSL signed a six-year commercial agreement with Sasol North America Inc. to supply up to 200 megawatts to Sasol’s proposed ethane cracker and derivatives project.
•	The sale of EWC’s District Energy business was completed in November 2013.
•
Entergy Nuclear Vermont Yankee, LLC and Entergy Nuclear Operations, Inc. and the state of Vermont announced a settlement agreement on the plant’s operations through 2014 and its later transition to decommissioning.

A teleconference will be held at 9 a.m. CT on Tuesday, Feb. 11, 2014, to discuss Entergy’s fourth quarter 2013 earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 325-2115, confirmation code 6761108, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides for the teleconference will be available on Entergy’s website prior to market open on the day of the call. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com. The telephone replay will be available through noon CT on Tuesday, Feb. 18, 2014, by dialing (719) 457-0820, confirmation code 6761108.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Utility

In fourth quarter 2013, Utility earnings were $161.2 million, or 90 cents per share, on an as-reported basis and $153.7 million, or 86 cents per share, on an operational basis, compared to $279.7 million, or $1.57 per share, on an as-reported basis and $290.5 million, or $1.63 per share, on an operational basis for fourth quarter 2012. The quarter-over-quarter decrease in operational earnings per share was due primarily to higher income tax expense as well as higher expenses for non-fuel operation and maintenance, depreciation and other taxes. These items were partially offset by an increase in net revenue.

Fourth quarter 2012 results included a reduction in income tax expense driven by a tax audit settlement. There were income tax items in fourth quarter 2013 which resulted in a net benefit to earnings. The benefit in fourth quarter 2012 was larger than the benefit recorded in fourth quarter 2013.

Non-fuel operation and maintenance expense was higher due partly to increased compensation and benefits costs. A portion of the higher non-fuel operation and maintenance expense as well as the depreciation expense increases was offset by higher net revenue.

Higher net revenue partially offset expense increases. Pricing adjustments contributed to the net revenue increase. Current quarter net revenue reflected regulatory actions from placing major generation investments in service. A portion of the net revenue increase was for recovery of costs below net revenue. Also contributing to the increase in net revenue was higher volume due to the effects of weather. Weather was favorable in fourth quarter 2013 while it was unfavorable in the comparable quarter one year ago.

Residential sales in fourth quarter 2013, on a weather-adjusted basis, decreased 0.3 percent compared to fourth quarter 2012. Commercial and governmental sales, on a weather-adjusted basis, increased 0.9 percent and 1.6 percent, respectively, quarter over quarter. Industrial sales in the fourth quarter increased 3.2 percent compared to the same quarter of 2012.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Billed retail sales increased 1.5 percent on a weather-adjusted basis, driven largely by strong industrial sales growth. The industrial sales increase was due primarily to growth in the refining, chemicals and small industrial segments. Residential weather-adjusted sales reflected continued emphasis on energy efficiency and demand-side management programs.

For the year 2013, the Utility earned $828.9 million, or $4.64 per share, on an as-reported basis and $857.8 million, or $4.80, per share on an operational basis, compared to $943.0 million, or $5.30 per share, on an as-reported basis and $980.1 million, or $5.51 per share, on an operational basis in 2012. The year-over-year decrease was due largely to higher income tax expense. Results in both years reflected tax items that resulted in decreases in income tax expense. The income tax expense benefit in 2012 exceeded the benefit in 2013. A portion of the benefits resulting from a second quarter 2012 IRS agreement included customer sharing, which reduced net revenue in the same period. Increased non-fuel operation and maintenance expense, depreciation expense and taxes other than income taxes also contributed to the decrease. Interest expense and nuclear refueling outage expense were also higher year-over-year.

The year-over-year decreases were partially offset by higher net revenue, which included the previously noted second quarter 2012 customer sharing. The net revenue increase also reflected the net effect of rate adjustments, including recovery for a portion of the expense increases noted above. Sales growth was also positive, including the effects of weather. Overall billed retail sales increased 0.7 percent year-over-year; excluding the effects of weather, billed retail sales increased 0.2 percent.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Entergy Wholesale Commodities

EWC reported as-reported earnings of $42.1 million, or 24 cents per share, and operational earnings of $85.6 million, or 48 cents per share, for fourth quarter 2013, compared to fourth quarter 2012 earnings of $58.8 million, or 33 cents per share, on both an as-reported and an operational basis. The increase in operational earnings was driven by higher other income and a decrease in income tax expense. The increase in other income was due primarily to higher realized decommissioning trust earnings in fourth quarter 2013, which are directly reinvested into the trust funds.

Partially offsetting the increase was higher depreciation expense and lower operational adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items). Depreciation expense increased due to the effects of the Vermont Yankee Nuclear Power Station shutdown decision. In addition, fourth quarter 2012 results included an accrual for reimbursement of VY spent nuclear fuel storage costs from the Department of Energy, which reduced depreciation expense as well as reduced non-fuel O&M and increased miscellaneous other income included in EBITDA. The gain on the sale of the District Energy business provided a partial offset in operational adjusted EBITDA.

For the year, EWC earnings were $42.9 million, or 24 cents per share, on an as-reported basis, and $262.7 million, or $1.47 per share, on an operational basis, compared to as-reported earnings of $40.4 million, or 23 cents per share, and operational earnings $263.9 million, or $1.49 per share, in 2012. Several drivers contributed to the slight decline in operational earnings. In addition to the operational adjusted EBITDA drivers noted below, decommissioning and depreciation expenses were higher due primarily to items recorded in 2012. The decrease was partially offset by higher other income and lower income tax expense.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

EWC operational adjusted EBITDA was $133 million in fourth quarter 2013, compared to $161 million in the same period a year ago. The decline in EWC quarter-over-quarter operational adjusted EBITDA was due largely to increased non-fuel operation and maintenance expense and decreased net revenue, partially offsetting was the gain on the sale noted above.

During fourth quarter 2013, EWC revenues were reduced by mark-to-market activity. As part of an asymmetric and protective risk management hedging strategy, additional financial power sales were conducted in fourth quarter 2013 to offset the exercise of in-the-money protective call options and to lock in margins. These additional sales did not qualify for hedge accounting treatment, and increases in forward prices after those sales were made accounted for the majority of the negative mark-to-market variance. It is expected that the underlying transactions will result in earnings in first quarter 2014 as these positions settle. Within net revenue, higher nuclear production due to 36 fewer refueling and unscheduled outage days provided a partial offset.

For the year, EWC operational adjusted EBITDA was $553 million compared to $618 million in 2012. The main drivers for the year-over-year decrease were the same as the quarterly drivers noted previously – lower net revenue and higher non-fuel operation and maintenance expense, partially offset by a gain on the sale of the District Energy business.

Contributions to 2013 operational adjusted EBITDA from VY, scheduled to be closed later this year at the end of its current operating cycle, were approximately $(2) million in the fourth quarter and $18 million for the full year.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Parent & Other

Parent & Other reported a loss of $56.3 million, or 32 cents per share, on an as-reported basis and $60.0 million, or 34 cents per share, on an operational basis for fourth quarter 2013, compared to a fourth quarter 2012 as-reported and operational loss of $42.3 million, or 24 cents per share. The period-over-period decline in operational results was due to income tax expense on the EWC District Energy sale noted previously. The sale of EWC’s District Energy business affected the earnings of both EWC and Parent & Other. The pre-tax gain was recorded at EWC while the associated income expense was included in Parent & Other results.

For the year 2013, Parent & Other reported a loss of $159.9 million, or 89 cents per share, on an as-reported basis and $163.5 million, or 91 cents per share, on an operational basis. This compares to a loss of $136.7 million, or 77 cents per share, on an as-reported basis and $135.7 million, or 77 cents per share, an operational basis in 2012. Higher income tax expense, including income tax on the District Energy gain, was the primary factor in the year-over-year operational earnings per share decrease.

Earnings Guidance

Entergy affirmed its previously issued 2014 operational earnings guidance in the range of $4.60 to $5.40 per share and noted that indications are near the upper end of the guidance range based on assumptions as of Dec. 31, 2013.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,000 employees.

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Entergy Reports Fourth Quarter and Full Year Earnings

Feb. 11, 2014

Additional information regarding Entergy’s quarterly and annual results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated Feb. 11, 2014, a copy of which has been filed today with the SEC on Form 8-K, and Entergy’s quarterly presentation slides. These are available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported
Utility	0.90	1.57	(0.67)	4.64	5.30	(0.66)
Entergy Wholesale Commodities	0.24	0.33	(0.09)	0.24	0.23	0.01
Parent & Other	(0.32)	(0.24)	(0.08)	(0.89)	(0.77)	(0.12)
Consolidated As-Reported Earnings	0.82	1.66	(0.84)	3.99	4.76	(0.77)

Less Special Items
Utility	0.04	(0.06)	0.10	(0.16)	(0.21)	0.05
Entergy Wholesale Commodities	(0.24)	-	(0.24)	(1.23)	(1.26)	0.03
Parent & Other	0.02	-	0.02	0.02	-	0.02
Consolidated Special Items	(0.18)	(0.06)	(0.12)	(1.37)	(1.47)	0.10

Operational
Utility	0.86	1.63	(0.77)	4.80	5.51	(0.71)
Entergy Wholesale Commodities	0.48	0.33	0.15	1.47	1.49	(0.02)
Parent & Other	(0.34)	(0.24)	(0.10)	(0.91)	(0.77)	(0.14)
Consolidated Operational Earnings	1.00	1.72	(0.72)	5.36	6.23	(0.87)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2013 vs. 2012
($ in millions)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Net Income	42	59	(17)	43	40	3
Add back: interest expense	5	3	2	16	18	(2)
Add back: income tax expense	(12)	50	(62)	(77)	61	(138)
Add back: depreciation and amortization	61	47	14	216	176	40
Subtract: interest and investment income	66	28	38	138	105	33
Add back: decommissioning expense	33	30	3	125	72	53
Adjusted EBITDA	63	161	(98)	185	262	(77)
Add back: special item for HCM implementation expenses (pre-tax)	19	-	19	24	-	24
Add back: special item for VY asset impairments / related charges (pre-tax)	52	-	52	343	356	(13)
Operational Adjusted EBITDA	133	161	(28)	553	618	(65)

Totals may not foot due to rounding

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Entergy Corporation
Consolidated Income Statement
Three Months Ended Dec. 31
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$2,111,070	$1,830,897
Natural gas	41,039	37,392
Competitive businesses	539,797	567,971
Total	2,691,906	2,436,260
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	627,624	464,571
Purchased power	302,914	288,984
Nuclear refueling outage expenses	64,861	61,311
Asset impairment and related charges	50,032	-
Other operation and maintenance	894,027	785,634
Decommissioning	62,762	58,120
Taxes other than income taxes	147,416	132,969
Depreciation and amortization	337,503	307,874
Other regulatory charges (credits) – net	22,683	12,595
Total	2,509,822	2,112,058
Gain on Sale of Investment	43,569	-
Operating Income	225,653	324,202
Other Income (Deductions):
Allowance for equity funds used during construction	19,378	21,773
Interest and investment income	97,023	33,010
Miscellaneous – net	(22,876)	(11,421)
Total	93,525	43,362
Interest Expense:
Interest expense	163,114	154,434
Allowance for borrowed funds used during construction	(7,068)	(9,435)
Total	156,046	144,999
Income Before Income Taxes	163,132	222,565
Income Taxes	11,780	(79,285)
Consolidated Net Income	151,352	301,850
Preferred Dividend Requirements of Subsidiaries	4,423	5,582
Net Income Attributable to Entergy Corporation	$146,929	$296,268

Earnings Per Average Common Share
Basic	$0.82	$1.67
Diluted	$0.82	$1.66

Average Number of Common Shares Outstanding – Basic	178,332,416	177,742,807
Average Number of Common Shares Outstanding – Diluted	178,751,436	178,042,364

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended Dec. 31
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$8,942,360	$7,870,649
Natural gas	154,353	130,836
Competitive businesses	2,294,234	2,300,594
Total	11,390,947	10,302,079
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,445,818	2,036,835
Purchased power	1,554,332	1,255,800
Nuclear refueling outage expenses	256,801	245,600
Asset impairment and related charges	341,537	355,524
Other operation and maintenance	3,331,934	3,045,392
Decommissioning	242,104	184,760
Taxes other than income taxes	600,350	557,298
Depreciation and amortization	1,261,044	1,144,585
Other regulatory charges (credits) – net	45,597	175,104
Total	10,079,517	9,000,898
Gain on Sale of Investment	43,569	-
Operating Income	1,354,999	1,301,181
Other Income (Deductions):
Allowance for equity funds used during construction	66,053	92,759
Interest and investment income	199,300	127,776
Miscellaneous – net	(59,762)	(53,214)
Total	205,591	167,321
Interest Expense:
Interest expense	629,537	606,596
Allowance for borrowed funds used during construction	(25,500)	(37,312)
Total	604,037	569,284
Income Before Income Taxes	956,553	899,218
Income Taxes	225,981	30,855
Consolidated Net Income	730,572	868,363
Preferred Dividend Requirements of Subsidiaries	18,670	21,690
Net Income Attributable to Entergy Corporation	$711,902	$846,673

Earnings Per Average Common Share
Basic	$3.99	$4.77
Diluted	$3.99	$4.76

Average Number of Common Shares Outstanding – Basic	178,211,192	177,324,813
Average Number of Common Shares Outstanding – Diluted	178,570,400	177,737,565

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended Dec. 31

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	8,089	7,360	9.9	(0.3)
Commercial	7,049	6,730	4.7	0.9
Governmental	598	583	2.6	1.6
Industrial	10,389	10,067	3.2	3.2
Total to Ultimate Customers	26,125	24,740	5.6	1.5
Wholesale	1,133	798	42.0
Total Sales	27,258	25,538	6.7

Twelve Months Ended Dec. 31

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	35,169	34,664	1.5	(0.6)
Commercial	28,547	28,724	(0.6)	(0.1)
Governmental	2,412	2,435	(0.9)	(0.5)
Industrial	41,653	41,181	1.1	1.1
Total to Ultimate Customers	107,781	107,004	0.7	0.2
Wholesale	3,020	3,200	(5.6)
Total Sales	110,801	110,204	0.5

Dec. 31

	2013	2012	% Change
Electric Customers (End of period):
Residential	2,395,267	2,379,955	0.6
Commercial	341,972	339,228	0.8
Governmental	17,168	16,642	3.2
Industrial	45,789	42,230	8.4
Total Ultimate Customers	2,800,196	2,778,055	0.8
Wholesale	44	23	91.3
Total Customers	2,800,240	2,778,078	0.8